STOCK OPTION AGREEMENT AMENDMENT
AND
BONUS AGREEMENT

THIS STOCK OPTION AGREEMENT AMENDMENT AND BONUS AGREEMENT (the “Agreement”) is made this 24th day of December, 2006 between Cyberonics, Inc. (the “Company”) and Michael Cheney (the “Optionee”).

WHEREAS, the Company previously granted to the Optionee the options identified on attached Schedule A (the “Options”) to purchase shares of the Company’s common stock under the Company’s Stock Incentive Plan(s), as amended and restated, and as identified as such on Schedule A (the “Plan(s)”).

WHEREAS, the Company and the Optionee entered into a formal Stock Option Agreement (the “Option Agreement”) evidencing each such Option.

WHEREAS, in order to avoid adverse tax consequences under section 409A of the Internal Revenue Code, the Optionee desires to amend each of the Options to increase the exercise price per share to be in effect for the unexercised portion of that Option which is subject to section 409A and identified as such on Schedule A (the “Covered Portion”) to the higher exercise price per share indicated for that portion of such Option on Schedule A.

WHEREAS, in order to compensate the Optionee for the increased exercise prices to be in effect for the Covered Portions of the Options, the Company is willing to pay the Optionee a special cash bonus in a dollar amount equal to the aggregate increase to the exercise prices for the Covered Portions of the Options listed on Schedule A, with the actual dollar of that bonus indicated as the Total Bonus on Schedule A and payable as provided herein.

NOW THEREFORE, the parties hereby agree as follows:

1. Increased Exercise Price. The exercise price per share set forth in the Option Agreement for each of the Options listed on Schedule A is hereby increased, with respect to the shares subject to the Covered Portion of that Option, to the higher exercise price per share set forth for that Option on Schedule A.

2. Bonus. The Optionee shall become entitled to receive a cash bonus from the Company in the gross dollar amount indicated as his or her Total Bonus on attached Schedule A (the “Bonus”) as follows:

(i) the bonus payable with respect to shares that vest prior to January 1, 2008 will be paid on or about January 15, 2008, and

(ii) the bonus payable with respect to shares that vest on or after January 1, 2008 will be payable only if such shares vest and will be paid quarterly for the  shares that vested during the preceding fiscal quarter. Such payment will be made within 14 days following the close of each fiscal quarter.

Payment of the Bonus shall be subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes, and the Optionee shall be paid only the net amount of such bonus remaining after such taxes have been collected.

3. Entire Agreement. This Agreement, together with the Option Agreements (to the extent not expressly amended in a separate amendment or amended hereby) and the Plan(s), represents the entire agreement of the parties with respect to the Options, the Covered Portions thereof and the Bonus and supersedes any and all previous contracts, arrangements or understandings between the parties with respect to such Options and the Bonus. This Agreement may be amended at any time only by means of a writing signed by the Optionee and an authorized officer of the Company.

4. Continuation of Option Agreements. Except for the foregoing increases to the exercise prices per share for the Covered Portions of the Options, no other terms or provisions of the Option Agreements for such Options or the applicable Plan(s) have been modified as a result of this Agreement, and those terms and provisions shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated above.

CYBERONICS, INC.

By:	/s/ David S. Wise

TITLE: Vice President & General Counsel

OPTIONEE

By:	/s/ Michael Cheney

SCHEDULE A

Number of
Unexercised
			Exercise	Option Shares	Applicable	Increased	Aggregate	Potential
			Price Per	Which Vest After	Measurement	Exercise Price	Increase in	Retention
Name	Plan	Grant Date	Share	12/31/2004	Date	Per Share	Exercise Price	Bonus
Cheney, Michael	1997 Plan	01/24/2002	$12.45	10,417	02/12/2002	$2.06	$21,459.02	$21,459.02